Exhibit 4.18

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is made and dated as of June 14, 2013, and is entered into by and between Rockwell Medical, Inc., a Michigan corporation (“Rockwell”), its wholly-owned subsidiary, Rockwell Transportation, Inc., a Michigan corporation, and each of their subsidiaries (each, a “Borrower,” and hereinafter collectively referred to as “Borrower”), and HERCULES TECHNOLOGY III, L.P., a Delaware limited partnership (“Lender”).

RECITALS

A.                                    Borrower has requested Lender to make available to Borrower a loan in an aggregate principal amount of up to Twenty Million Dollars ($20,000,000.00) (the “Term Loan”);

B.                                    Lender is willing to make the Term Loan on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, Borrower and Lender agree as follows:

SECTION 1.  DEFINITIONS AND RULES OF CONSTRUCTION

1.1                               Unless otherwise defined herein, the following capitalized terms shall have the following meanings:

“Account Control Agreement(s)” means any agreement entered into by and among the Lender, a Borrower and a third party Bank or other institution (including a Securities Intermediary) in which such Borrower maintains a Deposit Account or an account holding Investment Property and which grants Lender a perfected first priority security interest in the subject account or accounts.

“ACH Authorization” means the ACH Debit Authorization Agreement in substantially the form of Exhibit I.

“Advance(s)” means a Term Loan Advance.

“Advance Date” means the funding date of any Advance.

“Advance Request” means a request for an Advance submitted by Borrower to Lender in substantially the form of Exhibit A.

“Agreement” means this Loan and Security Agreement, as amended from time to time.

“Assignee” has the meaning given to it in Section 11.13.

“Borrower Products” means all products, software, service offerings, technical data or technology currently being designed, manufactured or sold by Borrower or which Borrower intends to sell, license, or distribute in the future including any products or service offerings under development, collectively, together with all products, software, service offerings, technical data or technology that have been sold, licensed or distributed by Borrower since its incorporation.

“Cash” means all cash and liquid funds.

“Change in Control” means any (i) reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of Rockwell or any Subsidiary, sale or exchange of outstanding shares (or similar transaction or series of related transactions) of Rockwell or any Subsidiary in which the holders of Rockwell or Subsidiary’s outstanding shares immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain shares representing more than fifty percent (50%) of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent), in each case without regard to whether Rockwell or Subsidiary is the surviving entity, or (ii) sale or issuance by Rockwell of new shares of Preferred Stock of Rockwell to investors, none of whom are current investors in Rockwell, and such new shares of Preferred Stock are senior to all existing Preferred Stock and Common Stock with respect to liquidation preferences, and the aggregate liquidation preference of the new shares of Preferred Stock is more than fifty percent (50%) of the aggregate liquidation preference of all shares of Preferred Stock of Rockwell.

“Claims” has the meaning given to it in Section 11.10.

“Closing Date” means the date of this Agreement.

“Collateral” means the property described in Section 3.

“Commitment Fee” means $30,000.00, which fee is due to Lender on or prior to the Closing Date, and shall be deemed fully earned on such date regardless of the early termination of this Agreement.

“Confidential Information” has the meaning given to it in Section 11.12.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business, or customary indemnification and reimbursement obligations incurred in connection with the incurrence of Indebtedness.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States, any State thereof, or of any other country.

“Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” has the meaning given to it in Section 9.

“Excluded Property” means (a) all owned or leased real property, but specifically excluding any rental income derived by Borrower as lessor or sublessor of such owned or leased real property, to the extent such rental income has not been assigned to a real estate lender in connection with a mortgage or deed of trust, (b) any motor vehicles, (c) any property which is subject to a Permitted Lien pursuant to documents which prohibit other Liens in such property to the extent such prohibitions are enforceable by law, (d) pledges and security interests prohibited by law and permitted agreements, in each case, to the extent such prohibitions are enforceable under applicable law; and (e) assets to the extent a security interest in such assets would, in the good faith judgment of the Borrower, result in a material, adverse tax consequences to the Borrower or its Subsidiaries.

“Facility Charge” means $200,000, representing one percent (1.0%) of the amount of the Term Loan.

“Financial Statements” has the meaning given to it in Section 7.1.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding trade credit entered into in the ordinary course of business due within ninety (90) days), including reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations to the extent capitalized under

GAAP, and (d) all Contingent Obligations in respect of primary obligations that are Indebtedness of the primary obligor.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrower’s Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; design rights, mask works; Borrower’s applications therefor and reissues, extensions, or renewals thereof; and Borrower’s goodwill associated with any of the foregoing, together with Borrower’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

“Interest-Only Period” means the period beginning on the Closing Date and expiring on May 31, 2014, provided the Interest-Only Period shall be the period beginning on the Closing Date and expiring on August 31, 2014 if Borrower meets primary end points for both Phase 3 trials for SFP (Soluble Ferric Pyrophosphate) prior to December 15, 2013.

“Investment” means any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person or the acquisition of all, or substantially all, of the assets of another Person.  The outstanding amount of any Investment shall be deemed to equal the difference of (i) the aggregate initial amount of such Investment less (ii) all returns of principal thereof or capital with respect thereto and all dividends and other distributions of income received in respect thereof.

“Joinder Agreements” means for each Subsidiary, a completed and executed Joinder Agreement in substantially the form attached hereto as Exhibit G.

“Lender” has the meaning given to it in the preamble to this Agreement.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest.

“Loan” means the Advances made under this Agreement.

“Loan Documents” means this Agreement, the Notes (if any), the ACH Authorization, the Account Control Agreements, the Joinder Agreements, all UCC Financing Statements, and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated.

“Material Adverse Effect” means, in Lender’s good faith judgment, (i) a material adverse effect upon the business, operations, properties, assets or financial condition of Borrower, taken as a whole, other than in and of itself, the denial, delay or limitation of approval of, or taking of any other regulatory action by, the United States Food and Drug Administration or any other governmental entity with respect to any biologic or drug`; or (ii) a material impairment of the ability of Borrower, taken as a whole, to perform the Secured Obligations in accordance with the terms of the Loan Documents, or the ability of Lender to enforce any of its rights or remedies with respect to the Secured Obligations; (iii) a material adverse effect on (a) the Collateral which is not covered by insurance, or (b) the perfection or priority of the security interests granted to Lender under the Loan Documents.

“Maximum Rate” shall have the meaning assigned to such term in Section 2.2.

“Note” means a Term Note.

“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement Borrower now holds or hereafter acquires any interest.

“Patents” means all letters patent of, or rights corresponding thereto, in the United States or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States or any other country.

“Permitted Indebtedness” means: (i) Indebtedness of Borrower in favor of Lender arising under this Agreement or any other Loan Document; (ii) Indebtedness existing on the Closing Date which is disclosed in Schedule 1A; (iii) Indebtedness of up to $2,000,000 outstanding at any time secured by a lien described in clause (vii) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the Equipment financed with such Indebtedness, and further provided that Borrower may request that such $2,000,000 amount be increased to $4,500,000 to accommodate the financing of new manufacturing facilities, subject to Lender’s consent, which will not be unreasonably withheld delayed or conditioned; (iv) Indebtedness to trade creditors incurred in the ordinary course of business, including Indebtedness incurred in the ordinary course of business with corporate credit cards; (v) Indebtedness that also constitutes a Permitted Investment; (vi) Subordinated Indebtedness; (vii) reimbursement obligations in connection with letters of credit issued on behalf of the Borrower or a Subsidiary thereof in an amount not to exceed $250,000 at any time outstanding, (viii) other Indebtedness in an amount not to exceed $200,000 at any time outstanding, and (ix) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased above the applicable limit for indebtedness of the relevant type or, if there is no such limit, the principal amount is not increased at all, or the terms modified to impose materially more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investment” means: (i) Investments existing on the Closing Date which are disclosed in Schedule 1B; (ii) (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (b) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (c) certificates of deposit issued by any bank with assets of at least $500,000,000 maturing no more than one year from the date of investment therein, and (d) managed funds that invest solely in short-term debt with maturities within one year of the date of investment which is consistent with the investment policy approved by Borrower’s board of directors, and (e) money market accounts; (iii) repurchases of stock from former employees, directors, or consultants of Borrower under the terms of applicable repurchase agreements at the original issuance price of such securities in an aggregate amount not to exceed $250,000 in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases; (iv) Investments accepted in connection with Permitted Transfers; (v) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business; (vi) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not affiliates, in the ordinary course of business, provided that this subparagraph (vi) shall not apply to Investments of Borrower in any Subsidiary; (vii) Investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of capital stock of Borrower pursuant to employee stock purchase plans or other similar agreements approved by Borrower’s Board of Directors; (viii) Investments consisting of travel advances in the ordinary course of business; (ix) Investments in newly-formed Subsidiaries organized in the United States, provided that such Subsidiaries enter into a Joinder Agreement promptly after their formation by  Borrower and execute such other documents as shall be reasonably requested by Lender; (x) Investments of up to $2,500,000 in the aggregate in subsidiaries organized outside of the United States plus other such Investmentsapproved in advance in writing by Lender; (xi) joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the nonexclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower do not exceed $200,000 in the aggregate in any fiscal year; and (xii) additional Investments that do not exceed $250,000 in the aggregate outstanding at any time.

“Permitted Liens” means any and all of the following: (i) Liens in favor of Lender; (ii) Liens existing on the Closing Date which are disclosed in Schedule 1C; (iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that Borrower maintains adequate reserves therefor in accordance with GAAP; (iv) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of Borrower’s business and imposed without action of such parties; provided, that the payment thereof is not yet required or being contested in good faith by appropriate proceedings; provided, that Borrower maintains adequate reserves therefor in accordance with GAAP; (v) Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder; (vi) the following deposits, to the extent made in the ordinary course of business:  deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts

(other than for the repayment of borrowed money) or to secure statutory obligations (other than liens arising under ERISA or environmental liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (vii) Liens on Equipment (including fixtures) or software or other intellectual property constituting purchase money liens and liens in connection with capital leases securing Indebtedness permitted in clause (iii) of “Permitted Indebtedness”;  (viii) Liens incurred in connection with Subordinated Indebtedness; (ix) leasehold interests in leases or subleases and licenses granted in the ordinary course of business and not interfering in any material respect with the business of the licensor; (x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due; (xi) Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets); (xii) statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms; (xiii) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property; (xiv) Liens on cash or cash equivalents securing reimbursement obligations permitted under clause (vii) of the definition of Permitted Indebtedness; and (xv) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (i) through (xi) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.

“Permitted Transfers” means (i) sales of Inventory in the normal course of business, (ii) non-exclusive licenses and similar arrangements for the use of Intellectual Property in the ordinary course of business and licenses in the ordinary course of business that could not result in a legal transfer of title of the licensed property but that may be exclusive in certain respects, if appropriate in Borrower’s good faith business judgment, (iii) dispositions of worn-out, obsolete or surplus Equipment at fair market value in the ordinary course of business, (iv) Permitted Investments and Permitted Liens; (v) assignments of accounts in the ordinary course for collection, not to exceed an aggregate amount of $20,000 at any time, (vi) other Transfers of assets having a fair market value of not more than $250,000 in the aggregate in any fiscal year, and (vii) a sale or transfer of all or substantially all of the assets of Borrower’s concentrate production business as long as either (i) the transfer of such assets is a capital contribution, subject to the Lender’s security interests in such assets, to a domestic Subsidiary that assumes all of the Borrower’s obligations under this Agreement and the other Loan Documents, or (ii) the net, after-tax, proceeds from such sale are applied promptly upon receipt by the Borrower to reduce the Secured Obligations.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.

“Preferred Stock” means at any given time any equity security issued by Borrower that has any rights, preferences or privileges senior to Borrower’s common stock.

“Receivables” means (i) all of Borrower’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights, and (ii) all customer lists, software, and business records related thereto.

SBA” shall have the meaning assigned to such term in Section 7.14.

“SBIC” shall have the meaning assigned to such term in Section 7.14.

“SBIC Act” shall have the meaning assigned to such term in Section 7.14.

“Secured Obligations” means Borrower’s obligations under this Agreement and any Loan Document, including any obligation to pay any amount now owing or later arising.

“Subordinated Indebtedness” means Indebtedness subordinated to the Secured Obligations in amounts and on terms and conditions satisfactory to Lender in its sole discretion.

“Subsequent Financing” means the closing of any Borrower institutional equity offering (which would not include an offering to a strategic partner as part of a joint venture or other business arrangements) which becomes effective after the Closing Date.

“Subsidiary” means an entity, whether corporate, partnership, limited liability company, joint venture or otherwise, in which a Borrower owns or controls 50% or more of the outstanding voting securities, including each entity listed on Schedule 1 hereto.

“Term Loan Advance” means any Term Loan funds advanced under this Agreement.

“Term Loan Interest Rate” means for any day a per annum rate of interest equal to the greater of either (i) 12.50% plus the prime rate as reported in The Wall Street Journal minus 3.25%, or (ii) 12.50%.

“Term Loan Maturity Date” means December 1, 2016, provided Term Loan Maturity Date shall be March 1, 2017 if the Interest-Only Period is extended pursuant to Section 2.1.

“Term Note” means a Promissory Note in substantially the form of Exhibit B.

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof.

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of California; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of California, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement.  Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP, consistently applied. Unless otherwise defined herein or in the other Loan Documents, terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC.

SECTION 2.  THE LOAN

2.1                               Term Loan.

(a)                                 Advances.  Subject to the terms and conditions of this Agreement, Lender will make, and Borrower agrees to draw, a Term Loan Advance of $20,000,000 on the Closing Date.

(b)                                 Advance Request.  To obtain the Term Loan Advance, Borrower shall complete, sign and deliver an Advance Request to Lender.  Lender shall fund the Term Loan Advance in the manner requested by the Advance Request provided that each of the conditions precedent to the Term Loan Advance is satisfied as of the requested Advance Date.

(c)                                  Interest.  The principal balance of the Term Loan Advance shall bear interest thereon from such Advance Date at the Term Loan Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed.  The Term Loan Interest Rate will float and change on the day the Prime Rate changes from time to time.

(d)                                 Payment.  Borrower will pay interest on the Term Loan Advance on the first day of each month, beginning the month after the Advance Date and continuing during the Interest-Only Period.  Beginning on the first day of the month following the expiration of the Interest-Only Period, Borrower shall repay the aggregate Term Loan principal balance that is outstanding on such date in 30 equal monthly installments of principal and interest (mortgage style).  The entire Term Loan principal balance and all accrued but unpaid interest shall be due and payable on Term Loan Maturity Date.  Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. Lender will initiate debit entries to Borrower’s account as authorized on the ACH Authorization on each payment date of all periodic obligations payable under this Agreement or the Term Note.

2.2                               Maximum Interest.  Notwithstanding any provision in this Agreement or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”).  If a court of competent jurisdiction shall finally determine that Borrower has actually paid to Lender an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrower shall be applied as follows:  first, to the payment of the Secured Obligations consisting of the outstanding principal; second, after all principal is repaid, to the payment of Lender’s accrued interest, costs, expenses, professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to Borrower.

2.3                               Default Interest. In the event any payment is not paid on the scheduled payment date (excluding any failure to make a timely payment due solely to an administrative or operational error of Lender in auto-debiting Borrower’s account, or of any depositary institution that is crediting by ACH or wiring such payment, if Borrower had the funds to make the payment when due and makes the payment within three Business Days following Borrower’s knowledge of such failure to pay), an amount equal to three percent (3%) of the past due amount shall be payable on demand. In addition, upon the occurrence and during the continuation of an Event of Default hereunder, delinquent interest shall be added to the principal and the increased principal amount shall thereafter all bear interest at a rate per annum equal to the rate set forth in Section 2.1(c) plus five percent (5%) per annum.

2.4                               Prepayment.  No voluntary prepayment shall be allowed in the first twelve (12) months following the Closing Date.  After the first anniversary of the Closing Date, Borrower, at its option upon at least ten (10) business days’ notice, may prepay all but not less than all, of the outstanding Advances at any time, without any prepayment charge.  All other charges, including without limitation the end of term charge described in Section 2.5 below, are fully earned and due upon any prepayment.  Borrower shall prepay the outstanding amount of all principal and accrued interest through the prepayment date upon the occurrence of a Change in Control.

2.5                               End of Term Charge.  On the earliest to occur of (i) the Term Loan Maturity Date, (ii) the date that Borrower prepays the outstanding Secured Obligations, or (iii) the date that the Secured Obligations become due and payable, Borrower shall pay Lender a charge of $1,100,000.00.  Notwithstanding the required payment date of such charge, it shall be deemed earned by Lender as of the Closing Date.

2.6                               Notes.  If so requested by Lender by written notice to Borrower, then Borrower shall execute and deliver to Lender (and/or, if applicable and if so specified in such notice, to any person who is an assignee of Lender pursuant to Section 11.13)

(promptly after the Borrower’s receipt of such notice) a Note or Notes to evidence Lender’s Loans.

SECTION 3.  SECURITY INTEREST

3.1                               As security for the prompt, complete and indefeasible payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, Borrower grants to Lender a security interest in all of Borrower’s right, title, and interest in and to the following personal property whether now owned or hereafter acquired (collectively, the “Collateral”):  (a) Receivables; (b) Equipment; (c) Fixtures; (d) General Intangibles (other than Intellectual Property); (e) Inventory; (f) Investment Property (but excluding thirty-five percent (35%) of the capital stock of any foreign Subsidiary that constitutes a Permitted Investment); (g) Deposit Accounts; (h) Cash; (i) Goods; and all other tangible and intangible personal property of Borrower whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, Borrower and wherever located, and any of Borrower’s property in the possession or under the control of Lender; and, to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing; provided, however, that the Collateral shall not include Excluded Property, but shall include all Accounts and General Intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the Intellectual Property (the “Rights to Payment”).  Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of the date of this Agreement, include the Intellectual Property to the extent necessary to permit perfection of Lender’s security interest in the Rights to Payment.  Lender authorizes Permitted Transfers of Collateral free and clear of Lender’s security interest.

SECTION 4.  CONDITIONS PRECEDENT TO LOAN

The obligations of Lender to make the Loan hereunder are subject to the satisfaction by Borrower of the following conditions:

4.1                               Initial Advance.  On or prior to the Closing Date, Borrower shall have delivered to Lender the following:

(a)                                 executed originals of the Loan Documents, Account Control Agreements, a legal opinion of Borrower’s counsel, and all other documents and instruments reasonably required by Lender to effectuate the transactions contemplated hereby or to create and perfect the Liens of Lender with respect to all Collateral, in all cases in form and substance reasonably acceptable to Lender;

(b)                                 certified copy of resolutions of Borrower’s Board of Directors evidencing approval of the Term Loan and other transactions evidenced by the Loan Documents;

(c)                                  certified copies of the Articles of Incorporation and the Bylaws, as amended through the Closing Date, of Borrower;

(d)                                 a certificate of good standing for Borrower from its state of incorporation and similar certificates from all other United States jurisdictions in which it does business and where the failure to be qualified would have a Material Adverse Effect;

(e)                                  payment of the Facility Charge and reimbursement of Lender’s current expenses reimbursable pursuant to this Agreement, which amounts may be deducted from the initial Advance; and

(f)                                   such other documents as Lender may reasonably request.

4.2                               No Default.  As of the Closing Date, (i) no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default and (ii) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

SECTION 5.  REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower represents and warrants that:

5.1                               Corporate Status.  Borrower is a corporation duly organized, legally existing and in good standing under the laws of the State of Michigan, and is duly qualified as a foreign corporation in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified could reasonably be expected to have a Material Adverse Effect.  Borrower’s present name, former names (if any), locations, place of formation, tax identification number, organizational identification number and other information are correctly set forth in Exhibit C, as may be updated by Borrower in a written notice (including any Compliance Certificate) provided to Lender after the Closing Date.

5.2                               Collateral.  Borrower owns the Collateral and the Intellectual Property, free of all Liens, except for Permitted Liens.  Borrower has the power and authority to grant to Lender a Lien in the Collateral as security for the Secured Obligations.

5.3                               Consents.  Borrower’s execution, delivery and performance of this Agreement and all other Loan Documents, (i) have been duly authorized by all necessary corporate action of Borrower, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens and the Liens created by this Agreement and the other Loan Documents, (iii) do not violate any provisions of Borrower’s Certificate or Articles of Incorporation (as applicable), bylaws, or any, law, regulation, order, injunction, judgment, decree or writ to which Borrower is subject and (iv) except as described on Schedule 5.3, do not violate any contract or agreement or require the consent or approval of any other Person.  The individual or individuals executing the Loan Documents are duly authorized to do so.

5.4                               Material Adverse Effect.  Since December 31, 2012, no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing. Borrower is not aware of any event likely to occur that is reasonably expected to result in a Material Adverse Effect.

5.5                               Actions Before Governmental Authorities.  Except as described on Schedule 5.5, there are no actions, suits or proceedings at law or in equity or by or before any governmental authority now pending or, to the knowledge of Borrower, threatened against or affecting Borrower or its property.

5.6                               Laws.  Borrower is not in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any governmental authority, where such violation or default is reasonably expected to result in a Material Adverse Effect.  Borrower is not in default in any manner under any provision of any agreement or instrument evidencing indebtedness, or any other material agreement to which it is a party or by which it is bound.

5.7                               Information Correct and Current.  No information, report, Advance Request, financial statement, exhibit or schedule furnished, by or on behalf of Borrower to Lender in connection with any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading at the time such statement was made or deemed made. Additionally, any and all financial or business projections provided by Borrower to Lender shall be (i) provided in good faith and based on the most current data and information available to Borrower, and (ii) the most current of such projections provided to Borrower’s Board of Directors.

5.8                               Tax Matters.  Except as described on Schedule 5.8, (a) Borrower has filed all federal, state and local tax returns that it is required to file, (b) Borrower has duly paid or fully reserved for all taxes or installments thereof (including any interest or penalties) as and when due, which have or may become due pursuant to such returns, and (c) Borrower has paid or fully reserved for any tax assessment received by Borrower for the three (3) years preceding the Closing Date, if any (including any taxes being contested in good faith and by appropriate proceedings).

5.9                               Intellectual Property Claims.  Borrower is the sole owner of, or otherwise has the right to use, the Intellectual Property.  Except as described on Schedule 5.9, (i) each of the material Copyrights, Trademarks and Patents is valid and enforceable, (ii) no material part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and (iii) no claim has been made to Borrower that any material part of the Intellectual Property violates the rights of any third party. Exhibit D is a true, correct and complete list of each of Borrower’s Patents, registered Trademarks, registered Copyrights, and material agreements under which Borrower licenses Intellectual Property from third parties (other than shrink-wrap software licenses), together with application or registration numbers, as applicable, owned by Borrower or any Subsidiary, in each case as of the Closing Date. Borrower is not in material breach of, nor has Borrower failed to perform any material obligations under, any of the foregoing contracts, licenses or agreements and, to Borrower’s knowledge, no third party to any such contract, license or agreement is in material breach thereof or has failed to perform any material obligations thereunder.

5.10                        Intellectual Property.  Except as described on Schedule 5.10, Borrower has, or in the case of any proposed business, will have, all material rights with respect to Intellectual Property necessary in the operation or conduct of Borrower’s business as currently conducted and proposed to be conducted by Borrower.  Without limiting the generality of the foregoing, and in the case of Licenses, except for restrictions that are unenforceable under Division 9 of the UCC, Borrower has the right, to the extent required to operate Borrower’s business, to freely transfer, license or assign Intellectual Property without condition, restriction or payment of any kind (other than license payments in the ordinary course of business) to any third party, and Borrower owns or has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and other items that are used in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of Borrower Products.

5.11                        Borrower Products and Intellectual Property.  Except as described on Schedule 5.11, no Intellectual Property owned by Borrower or Borrower Product has been or is subject to any actual or, to the knowledge of Borrower, threatened litigation, proceeding (including any proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any manner Borrower’s use, transfer or licensing thereof or that may affect the validity, use or enforceability thereof. There is no decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any litigation or proceeding that obligates Borrower to grant licenses or ownership interest in any future Intellectual Property related to the operation or conduct of the business of Borrower or Borrower Products.  Borrower has not received any written notice or claim, or, to the knowledge of Borrower, oral notice or claim, challenging or questioning Borrower’s ownership in any Intellectual Property (or written notice of any claim challenging or questioning the ownership in any licensed Intellectual Property of the owner thereof) or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto nor, to Borrower’s knowledge, is there a reasonable basis for any such claim.  Neither Borrower’s use of its Intellectual Property nor the production and sale of Borrower Products infringes the Intellectual Property or other rights of others.

5.12                        Financial Accounts.  Exhibit E, as may be updated by the Borrower in a written notice provided to Lender after the Closing Date, is a true, correct and complete list of (a) all banks and other financial institutions at which Borrower or any Subsidiary maintains Deposit Accounts and (b) all institutions at which Borrower or any Subsidiary maintains an account holding Investment Property, and such exhibit correctly identifies the name, address and telephone number of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

5.13                        Employee Loans.  Borrower has no outstanding loans to any employee, officer or director of the Borrower nor has Borrower guaranteed the payment of any loan made to an employee, officer or director of the Borrower by a third party, other than advances for expenses made in the ordinary course of business.

5.14                        Capitalization and Subsidiaries.  Borrower’s capitalization as of the Closing Date is set forth on Schedule 5.14 annexed hereto.  Borrower does not own any stock, partnership interest or other securities of any Person, except for Permitted Investments.  Attached as Schedule 5.14, as may be updated by Borrower in a written notice provided after the Closing Date, is a true, correct and complete list of each Subsidiary.

SECTION 6.  INSURANCE; INDEMNIFICATION

6.1                               Coverage.  Borrower shall cause to be carried and maintained commercial general liability insurance, on an occurrence form, against risks customarily insured against in Borrower’s line of business.  Such risks shall include the risks of bodily injury, including death, property damage, personal injury, advertising injury, and contractual liability per the terms of the indemnification agreement found in Section 6.3.  Borrower must maintain a minimum of $2,000,000 of commercial general liability insurance for each occurrence, which may be provided through a combination of primary and excess insurance policies.  Borrower has and agrees to maintain a minimum of $2,000,000 of directors and officers’ insurance for each occurrence and $5,000,000 in the aggregate.  So long as there are any Secured Obligations outstanding, Borrower shall also cause to be carried and maintained insurance upon the Collateral, insuring against all risks of physical loss or damage howsoever caused, in an amount not less than the full replacement cost of the Collateral, provided that such insurance may be subject to standard exceptions and deductibles.  Borrower shall also carry and maintain a fidelity (employee theft) insurance policy in an amount not less than $50,000.

6.2                               Certificates.  Borrower shall deliver to Lender certificates of insurance that evidence Borrower’s compliance with its insurance obligations in Section 6.1 and the obligations contained in this Section 6.2.  Borrower’s insurance certificate shall state Lender is an additional insured for commercial general liability, a loss payee for all risk property damage insurance, subject to the insurer’s approval, a loss payee for fidelity insurance, and a loss payee for property insurance and additional insured for commercial general liability insurance for any such future insurance that Borrower may acquire from such insurer.  Attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance and fidelity.  All certificates of insurance will provide for a minimum of thirty (30) days advance written notice to Lender of cancellation or any other diminishment in coverage.  Any failure of Lender to scrutinize such insurance certificates for compliance is not a waiver of any of Lender’s rights, all of which are reserved.

6.3                               Indemnity.  Borrower agrees to indemnify and hold Lender and its officers, directors, employees, agents, in-house attorneys, representatives and shareholders harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal), that may be instituted or asserted against or incurred by Lender or any such Person as the result of credit having been extended under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases claims to the extent they result from Lender’s violation of any law, Lender’s breach of its obligations to Borrower, or Lender’s gross negligence or willful misconduct. Borrower agrees to pay, and to save Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all excise, sales or other similar taxes (excluding income taxes and franchise taxes [including those imposed in lieu of income taxes] imposed on the Lender as a result of a present or former connection between the Lender and the jurisdiction of the governmental authority imposing such tax or any political subdivision or taxing authority thereof or therein) that may be payable or determined to be payable with respect to any of the Collateral or this Agreement.

SECTION 7.  COVENANTS OF BORROWER

Borrower agrees as follows:

7.1                               Financial Reports.  Borrower shall furnish to Lender the financial statements and reports listed hereinafter (the “Financial Statements”):

(a)                                 as soon as practicable (and in any event within 30 days) after the end of each month that is not also the end of a calendar quarter, unaudited interim and year-to-date financial statements as of the end of such month (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that would reasonably be expected to have a Material Adverse Effect, all certified by Borrower’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, (ii) that they are subject to normal year end adjustments, and (iii) they do not contain certain non-cash items that are customarily included in quarterly and annual financial statements;

(b)                                 as soon as practicable, concurrently with SEC filings made after the end of each calendar quarter, unaudited interim and year-to-date financial statements as of the end of such calendar quarter (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that would reasonably be expected to have a Material Adverse Effect,  certified by Borrower’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, and (ii) that they are subject to normal year end adjustments; provided, however, that such documents will be deemed to be delivered on the date that the SEC makes such documents publicly available;

(c)                                  as soon as practicable (and in any event within one hundred fifty (150) days) after the end of each fiscal year, unqualified audited financial statements as of the end of such year (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, certified by a firm of independent certified public accountants selected by Borrower and reasonably acceptable to Lender, accompanied by any management report from such accountants, provided, however, that such documents will be deemed to be delivered on the date that the SEC makes such documents publicly available;

(d)                                 as soon as practicable (and in any event within 30 days, or 45 days for the last month of each calendar quarter) after the end of each month, a Compliance Certificate in the form of Exhibit F;

(e)                                  as part of the report to be provided pursuant to Section 7.1 (a) the Borrower will provide agings of accounts receivable and accounts payable;

(f)                                   promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports that Borrower has made available to holders of its Preferred Stock and copies of any regular, periodic and special reports or registration statements that Borrower files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or any national securities exchange, however, any such documents will be deemed to be delivered on the date that the SEC makes such documents publicly available; and

(g)                                  financial and business projections promptly following their approval by Borrower’s Board of Directors, as well as budgets, operating plans and other financial information reasonably requested by Lender.

Borrower shall not (without notifying Lender), make any change in its (a) accounting policies or reporting practices, except as required by GAAP or (b) fiscal years or fiscal quarters. The fiscal year of Borrower currently ends on December 31.

The executed Compliance Certificate may be sent via facsimile to Lender at (650) 473-9194 or via e-mail to cnorman@herculestech.com.  All Financial Statements required to be delivered pursuant to clauses (a), (b) and (c) shall be sent via e-mail to financialstatements@herculestech.com with a copy to cnnorman@herculestech.com provided, that if e-mail is not available or sending such Financial Statements via e-mail is not possible, they shall be sent via facsimile to Lender at: (866) 468-8916, attention Chief Credit Officer.

7.2                               Management Rights.  Borrower shall permit any representative that Lender authorizes, including its attorneys and accountants, to inspect the Collateral and examine and make copies and abstracts of the books of account and records of Borrower at reasonable times and upon reasonable notice during normal business hours.  In addition, any such representative shall have the right to meet with management and officers of Borrower to discuss such books of account and records.  In addition, Lender shall be entitled at reasonable times and intervals to consult with and advise the management and officers of Borrower concerning significant business issues affecting Borrower.  Such consultations shall not unreasonably interfere with Borrower’s business operations.  The parties intend that the rights granted Lender shall constitute “management rights” within the meaning of 29 C.F.R Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by Lender with respect to any business issues shall not be deemed to give Lender, nor be deemed an exercise by Lender of, control over Borrower’s management or policies.

7.3                               Further Assurances.  Borrower shall from time to time execute, deliver and file, alone or with Lender, any financing statements, security agreements, collateral assignments, notices, control agreements, or other documents to perfect or give the highest priority (subject to Permitted Liens) to Lender’s Lien on the Collateral.  Borrower shall from time to time procure any instruments or documents as may be requested by Lender, and take all further action that may be necessary, or that Lender may reasonably request, to perfect and protect the Liens granted hereby and thereby.  In addition, and for such purposes only, Borrower hereby authorizes Lender to execute and deliver on behalf of Borrower and to file such financing statements, collateral assignments, notices, control agreements, security agreements and other documents without the signature of Borrower either in Lender’s name or in the name of Lender as agent and attorney-in-fact for Borrower.  Borrower shall protect and defend Borrower’s title to the Collateral and Lender’s Lien thereon against all Persons claiming any interest adverse to Borrower or Lender other than Permitted Liens.

7.4                               Indebtedness.  Borrower shall not create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Subordinated Indebtedness or take any actions which impose on Borrower an obligation to prepay any Subordinated Indebtedness, except for the conversion of Subordinated Indebtedness into equity securities and the payment of cash in lieu of fractional shares in connection with such conversion.

7.5                               Collateral.  Borrower shall at all times keep the Collateral, the Intellectual Property and all other property and assets used in Borrower’s business or in which Borrower now or hereafter holds any interest free and clear from any legal process or Liens whatsoever (except for Permitted Liens), and shall give Lender prompt written notice of any legal process affecting the Collateral, the Intellectual Property, such other property and assets, or any Liens thereon.  Borrower shall cause its Subsidiaries to protect and defend such Subsidiary’s title to its assets from and against all Persons claiming any interest adverse to such Subsidiary, and Borrower shall cause its Subsidiaries at all times to keep such Subsidiary’s property and assets free and clear from any legal process or Liens whatsoever (except for Permitted Liens), and shall give Lender prompt written notice of any legal process affecting such Subsidiary’s assets. Borrower shall not agree with any Person other than Lender not to encumber its Intellectual Property.

7.6                               Investments.  Borrower shall not directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

7.7                               Distributions.  Borrower shall not, and shall not allow any Subsidiary to, (a) repurchase or redeem any class of stock or other equity interest other than pursuant to employee, director or consultant repurchase plans, compensation plans or other similar agreements customary with past practices, , or (b) declare or pay any cash dividend or make a cash distribution on any class of stock or other equity interest, except that a Subsidiary may pay dividends or make distributions to Borrower, and Borrower may make in-kind dividends of its own equity interests, or (c) lend money to any employees, officers or directors or guarantee the payment of any such loans granted by a third party in excess of $100,000 in the aggregate or (d) waive, release or forgive any indebtedness owed by any employees, officers or directors in excess of $100,000 in the aggregate.

7.8                               Transfers.  Except for Permitted Transfers, Borrower shall not voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any material portion of its assets.

7.9                               Mergers or Acquisitions.  Borrower shall not (a) merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization other than mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower, and mergers where the Borrower is the surviving entity and, after giving effect to such merger, no Event of Default will have occurred and be continuing), or (b) acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, other than such acquisitions that constitute Permitted Investments and such acquisitions to which Lender consents.

7.10                        Taxes.  Borrower and its Subsidiaries shall pay when due all taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against Borrower, Lender or the Collateral or upon Borrower’s ownership, possession, use, operation or disposition thereof or upon Borrower’s rents, receipts or earnings arising therefrom.  Borrower shall file on or before the due date therefor all personal property tax returns in respect of the Collateral.  Notwithstanding the foregoing, Borrower may contest, in good faith and by appropriate proceedings, taxes for which Borrower maintains adequate reserves therefor in accordance with GAAP.

7.11                        Corporate Changes.  Neither Borrower nor any Subsidiary shall change its corporate name, legal form or jurisdiction of formation without twenty (20) days’ prior written notice to Lender.  Neither Borrower nor any Subsidiary shall relocate its chief executive office or its principal place of business unless: (i) it has provided prior written notice to Lender; and (ii) such relocation shall be within the continental United States.  Neither Borrower nor any Subsidiary shall relocate any item of Collateral (other than (x) sales of Inventory in the ordinary course of business or in connection with the making of a Permitted Investment, (y) relocations of Equipment having an aggregate value of up to $200,000 in any fiscal year, and (z) relocations of Collateral from a location described on Exhibit C to another location described on Exhibit C) unless (i) it has provided prompt written notice to Lender, (ii) such relocation is within the continental United States and, (iii) if such relocation is to a third party bailee, it has delivered a bailee agreement in form and substance reasonably acceptable to Lender.

7.12                        Deposit Accounts.  Neither Borrower nor any Subsidiary shall maintain any Deposit Accounts, or accounts holding Investment Property, except with respect to which Lender has an Account Control Agreement.

7.13                        New Subsidiaries.  Borrower shall notify Lender of each Subsidiary formed subsequent to the Closing Date and, within 15 days of formation, shall cause any such Subsidiary organized under the laws of any State within the United States to execute and deliver to Lender a Joinder Agreement.  If any Borrower ceases to be a Subsidiary, it will no longer be, and no longer have any obligations as, a Borrower hereunder.

7.14                        SBA Requirements.  Lender has received a license from the U.S. Small Business Administration (“SBA”) to extend loans as a small business investment company (“SBIC”) pursuant to the Small Business Investment Act of 1958, as amended, and the associated regulations (collectively, the “SBIC Act”).  Portions of the loan to Borrower will be made under the SBA license and the SBIC Act.  Addendum 1 to this Agreement outlines various responsibilities of Lender and Borrower associated with an SBA loan, and such Addendum 1 is hereby incorporated in this Agreement.

7.15                        No Default.  As soon as possible and in any event within 5 calendar days after becoming aware of the occurrence or existence of an Event of Default hereunder, Borrower shall deliver a written notification to Lender setting forth details of the Event of Default, and the action which Borrower has taken or proposes to take with respect thereto.

SECTION 8.  RIGHT TO INVEST

8.1                               Subject to approval by Borrower’s Board of Directors at the time of a Subsequent Refinancing and only to the extent Borrower is able to exercise control over the investors therein, Lender shall have the right, in its discretion, to participate in the next Subsequent Financing in an amount of up to $1,000,000 on the same terms, conditions and pricing afforded to other ultimate purchasers (not including underwriters, brokers or placement agents) participating in any such Subsequent Financing.  Borrower is under no obligation to undertake a Subsequent Refinancing at any time.  Lender’s right to so participate may be exercised by Lender’s nominee as long as Lender is the sole beneficiary and may be assigned, but only to an assignee of the Loan and only to the same (pro rata) extent the Loan is assigned.  Upon the repayment in full of the Loan (at maturity or otherwise), the foregoing right to participate shall automatically terminate.

SECTION 9.  EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall be an Event of Default:

9.1                               Payments.  Borrower fails to pay any amount due under this Agreement or any of the other Loan Documents on the due date; provided, however, that an Event of Default shall not occur on account of a failure to pay due solely to an administrative or operational error of Lender in auto-debiting Borrower’s account, or of any depositary institution that is crediting by ACH or wiring such payment if Borrower had the funds to make the payment when due and makes the payment within three (3) days following Borrower’s knowledge of such failure to pay; or

9.2                               Covenants.  Borrower breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement, or any of the other Loan Documents, and (a) with respect to a default other than under Sections 6.1, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9 and 7.14 of this Agreement, such default continues for more than ten (10) days after the earlier of the date on which (i) Lender has given notice of such default to Borrower and (ii) Borrower has actual knowledge of such default or (b) with respect to a default under any of Sections 6.1, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9 or 7.14 of this Agreement, the occurrence of such default; or

9.3                               Material Adverse Effect.  A Material Adverse Effect has occurred; or

9.4                               [Reserved.]

9.5                               Representations.  Any representation or warranty made by Borrower in any Loan Document shall have been false or misleading in any material respect when made; or

9.6                               Insolvency.  Borrower (A) (i) shall make an assignment for the benefit of creditors; or (ii) shall be unable to pay its debts as they become due, or be unable to pay or perform under the Loan Documents, or shall become insolvent; or (iii) shall file a voluntary petition in bankruptcy; or (iv) shall file any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances; or (v) shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of Borrower or of all or any substantial part (i.e., 33-1/3% or more) of the assets or property of Borrower; or (vi) shall cease operations of its business as its business has normally been conducted, or terminate substantially all of its employees; or (vii) Borrower or its directors or majority shareholders shall take any action initiating any of the foregoing actions described in clauses (i) through (vi); or (B) either (i) sixty (60) days shall have expired after the commencement of an involuntary action against Borrower seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of Borrower being stayed; or (ii) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (iii) Borrower shall file any answer admitting or not contesting the material allegations of a petition filed against Borrower in any such proceedings; or (iv) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or (v) sixty (60) days shall have expired after the appointment, without the consent or acquiescence of Borrower, of any trustee, receiver or liquidator of Borrower or of all or any substantial part of the properties of Borrower without such appointment being vacated; or

9.7                               Attachments; Judgments.  Any portion of Borrower’s assets is attached or seized, or a levy is filed against any such assets, or a final, non-appealable judgment or judgments is/are entered for the payment of money, individually or in the aggregate, of at least $150,000, or Borrower is enjoined or in any way prevented by court order from conducting a substantial part of its business; or

9.8                               Other Obligations.  The occurrence of any default under any agreement or obligation of Borrower involving any Indebtedness in excess of $75,000, or the occurrence of any default under any agreement  or obligation of Borrower that is reasonably expected to have a Material Adverse Effect.

SECTION 10.  REMEDIES

10.1                        General.  Upon and during the continuance of any one or more Events of Default, (i) Lender may, at its option, accelerate and demand payment of all or any part of the Secured Obligations and declare them to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 9.6, all of the Secured Obligations shall automatically be accelerated and made due and payable, in each case without any further notice or act), and (ii) Lender may notify any of Borrower’s account debtors to make payment directly to Lender, compromise the amount of any such account on Borrower’s behalf and endorse Lender’s name without recourse on any such payment for deposit directly to Lender’s account.  Lender may exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral.  All Lender’s rights and remedies shall be cumulative and not exclusive.

10.2                        Collection; Foreclosure.  Upon the occurrence and during the continuance of any Event of Default, Lender may, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Lender may elect.  Any such sale may be made either at public or private sale at its place of business or elsewhere.  Borrower agrees that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to Borrower.  Lender may require Borrower to assemble the Collateral and make it available to Lender at a place designated by Lender that is reasonably convenient to Lender and Borrower.  The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Lender in the following order of priorities:

First, to Lender in an amount sufficient to pay in full Lender’s costs and professionals’ and advisors’ fees and expenses as described in Section 11.11;

Second, to Lender in an amount equal to the then unpaid amount of the Secured Obligations (including principal, interest, and the Default Rate interest), in such order and priority as Lender may choose in its sole discretion; and

Finally, after the full, final, and indefeasible payment in Cash of all of the Secured Obligations, to any creditor holding a junior Lien on the Collateral, or to Borrower or its representatives or as a court of competent jurisdiction may direct.

Lender shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.

10.3                        No Waiver.  Lender shall be under no obligation to marshal any of the Collateral for the benefit of Borrower or any other Person, and Borrower expressly waives all rights, if any, to require Lender to marshal any Collateral.

10.4                        Cumulative Remedies.  The rights, powers and remedies of Lender hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative.  The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Lender.

SECTION 11.  MISCELLANEOUS

11.1                        Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.2                        Notice.  Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by facsimile or hand delivery or delivery by an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:

(a)                                 If to Lender:

HERCULES TECHNOLOGY III, L.P.

Legal Department

Attention:  Chief Legal Officer and Chad Norman

400 Hamilton Avenue, Suite 310

Palo Alto, CA  94301

Facsimile:  650-473-9194

Telephone:  650-289-3060

(b)                                 If to Borrower:

ROCKWELL MEDICAL, INC.

Attention:  Thomas Klema, Chief Financial Officer

30142 Wixom Road

Wixom, Michigan 48393

Facsimile:  (248) 960-9119

Telephone:  (248) 960-9009

or to such other address as each party may designate for itself by like notice.

11.3                        Entire Agreement; Amendments.  This Agreement and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, non-disclosure or confidentiality agreements, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof (including Lender’s proposal letter accepted by Borrower on May28, 2013).  None of the terms of this Agreement or any of the other Loan Documents may be amended except by an instrument executed by each of the parties hereto.  Borrower has advised Lender of prospective plans for its business which, under the terms of this Agreement, cannot be undertaken without some form of amendment or waiver.  Lender has advised Borrower that such plans are not sufficiently developed for Lender to determine what amendments or waivers, if any, would be appropriate, but Lender has agreed to consider any amendment or waiver requested by Borrower (other than one related to an Event of Default) in good faith.

11.4                        No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.5                        No Waiver.  The powers conferred upon Lender by this Agreement are solely to protect its rights hereunder and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon Lender to exercise any such powers.  No omission or delay by Lender at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by Borrower at any time designated, shall be a waiver of any such right or remedy to which Lender is entitled, nor shall it in any way affect the right of Lender to enforce such provisions thereafter.

11.6                        Survival.  All agreements, representations and warranties contained in this Agreement and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Lender and shall survive the execution and delivery of this Agreement and the expiration or other termination of this Agreement.

11.7                        Successors and Assigns.  The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on Borrower and its permitted assigns (if any).  Borrower shall not assign its obligations under this Agreement or any of the other Loan Documents without Lender’s express prior written consent, and any such attempted assignment shall be void and of no effect.  Lender may assign, transfer, or endorse its rights hereunder and under the other Loan Documents without prior notice to Borrower, and all of such rights shall inure to the benefit of Lender’s successors and assigns.

11.8                        Governing Law.  This Agreement and the other Loan Documents have been negotiated and delivered to Lender in the State of California, and shall have been accepted by Lender in the State of California.  Payment to Lender by Borrower of the Secured

Obligations is due in the State of California.  This Agreement and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

11.9                        Consent to Jurisdiction and Venue.  All judicial proceedings (to the extent that the reference requirement of Section 11.10 is not applicable) arising in or under or related to this Agreement or any of the other Loan Documents may be brought in any state or federal court located in the State of California.  By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to nonexclusive personal jurisdiction in Santa Clara County, State of California; (b) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement or the other Loan Documents.  Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 11.2, and shall be deemed effective and received as set forth in Section 11.2.  Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

11.10                 Mutual Waiver of Jury Trial / Judicial Reference.

(a)                                 Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws.  EACH OF BORROWER AND LENDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY BORROWER AGAINST LENDER OR ITS ASSIGNEE OR BY LENDER OR ITS ASSIGNEE AGAINST BORROWER.  This waiver extends to all such Claims, including Claims that involve Persons other than Borrower and Lender; Claims that arise out of or are in any way connected to the relationship between Borrower and Lender; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement, any other Loan Document.

(b)                                 If the waiver of jury trial set forth in Section 11.10(a) is ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of the Santa Clara County, California.  Such proceeding shall be conducted in Santa Clara County, California, with California rules of evidence and discovery applicable to such proceeding.

(c)                                  In the event Claims are to be resolved by judicial reference, either party may seek from a court identified in Section 11.9, any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

11.11                 Professional Fees.  Borrower promises to pay Lender’s fees and expenses necessary to finalize the loan documentation, including but not limited to reasonable attorneys fees, UCC searches, filing costs, and other miscellaneous expenses. In addition, Borrower promises to pay any and all reasonable attorneys’ and other professionals’ fees and expenses (including fees and expenses of in-house counsel) incurred by Lender after the Closing Date in connection with or related to:  (a) the Loan; (b) the collection, or enforcement of the Loan; (c) the amendment or modification of the Loan Documents; (d) any waiver, consent, release, or termination under the Loan Documents; (e) the protection, preservation, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) subject to the provisions of Section 6.3 hereof, any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to Borrower or the Collateral, and any appeal or review thereof; and (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to Borrower, the Collateral, the Loan Documents, including representing Lender in any adversary proceeding or contested matter commenced or continued by or on behalf of Borrower’s estate, and any appeal or review thereof.

11.12                 Confidentiality.  Lender acknowledges that certain items of Collateral and information provided to Lender by Borrower are confidential and proprietary information of Borrower, if and to the extent such information either (x) is marked as confidential by Borrower at the time of disclosure, or (y) should reasonably be understood to be confidential (the “Confidential Information”).  Accordingly, Lender agrees that any Confidential Information it may obtain in the course of acquiring, administering, or perfecting Lender’s security interest in the Collateral shall not be disclosed to any other person or entity in any manner whatsoever, in whole or in part, without the prior written consent of Borrower, except that Lender may disclose any such information:  (a) to its own directors, officers, employees, accountants, counsel and other professional advisors and to its affiliates if Lender in its sole discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Loan or this Agreement and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information; (b) if such information is generally available to the public, other than as a result of disclosure by Lender or any of Lender’s directors, officers, employees, accountants, counsel, other professional advisors or affiliates; (c) to the extent required in any report, statement or testimony submitted to any governmental authority having or claiming to have jurisdiction over Lender; (d) to the extent required in response to any summons or subpoena or in connection with any litigation, to the extent required as advised by Lender’s counsel; (e) to comply with any legal requirement or law applicable to Lender; (f) to the extent reasonably necessary in connection with the exercise of any right or remedy under any Loan Document, including Lender’s sale, lease, or other disposition of Collateral after default; (g) to any participant or assignee of Lender or any prospective participant or assignee; provided, that such participant or assignee or prospective participant or assignee agrees in writing to be bound by this Section prior to disclosure; or (h) otherwise with the prior consent of Borrower; provided, that any disclosure made in violation of this Agreement shall not affect the obligations of Borrower or any of its affiliates or any guarantor under this Agreement or the other Loan Documents.

11.13                 Assignment of Rights.  Borrower acknowledges and understands that Lender may sell and assign all or part of its interest hereunder and under the Loan Documents to any person or entity (an “Assignee”).  After such assignment the term “Lender” as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of Lender hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, Lender shall retain all rights, powers and remedies hereby given.  No such assignment by Lender shall relieve Borrower of any of its obligations hereunder.  Lender agrees that in the event of any transfer by it of the Note(s)(if any), it will endorse thereon a notation as to the portion of the principal of the Note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon.

11.14                 Revival of Secured Obligations.  This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against Borrower for liquidation or reorganization, if Borrower becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of Borrower’s assets, or if any payment or transfer of Collateral is recovered from Lender.  The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Lender, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Lender or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment to Lender in Cash.

11.15                 Counterparts.  This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

11.16                 No Third Party Beneficiaries.  No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any person other than Lender and Borrower unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely between the Lender and the Borrower.

11.17                 Publicity.

(a)                                             Borrower consents to the publication and use by Lender and any of its member businesses and affiliates of (i) Borrower’s name (including a brief description of the relationship between Borrower and Lender) and logo and a hyperlink to Borrower’s web site, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the “Lender Publicity Materials”); (ii) the names of officers of Borrower in the Lender Publicity Materials; and (iii) Borrower’s name, trademarks or servicemarks in any news release concerning Lender.

(b)                                             Lender consents to the publication and use by Borrower of:  (i) Lender’s name (including a brief description of the relationship between Borrower and Lender), logo or hyperlink to Lender’s web site, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the “Borrower Publicity Materials”); (ii) the names of officers of Lender in the Borrower Publicity Materials; and (iii) Lender’s name, trademarks, servicemarks in any news release concerning Borrower.

(SIGNATURES TO FOLLOW)

IN WITNESS WHEREOF, Borrower and Lender have duly executed and delivered this Loan and Security Agreement as of the day and year first above written.

BORROWER:

ROCKWELL MEDICAL, INC., a Michigan corporation

	Signature:	/s/Robert L. Chioini

	Print Name:	Robert L. Chioini

	Title:	CEO

ROCKWELL TRANSPORTATION, INC., a Michigan corporation

	Signature:	/s/ Robert L. Chioini

	Print Name:	Robert L. Chioini

	Title:	CEO

Accepted in Palo Alto, California:

LENDER:

HERCULES TECHNOLOGY III, L.P.,
a Delaware limited partnership

	By:	Hercules Technology SBIC Management, LLC, its General Partner

	By:	Hercules Technology Growth Capital, Inc., its Manager

	By:	/s/ K. Nicholas Martitsch
	Name:	K. Nicholas Martitsch
	Its:	Associate General Counsel

Table of Addenda, Exhibits and Schedules

Addendum 1:	SBA Provisions

Exhibit A:	Advance Request
Attachment to Advance Request

Exhibit B:	Term Note

Exhibit C:	Name, Locations, and Other Information for Borrower

Exhibit D:	Borrower’s Patents, Trademarks, Copyrights and Licenses

Exhibit E:	Borrower’s Deposit Accounts and Investment Accounts

Exhibit F:	Compliance Certificate

Exhibit G:	Joinder Agreement

Exhibit H:	ACH Debit Authorization Agreement

Schedule 1	Subsidiaries
Schedule 1A	Existing Permitted Indebtedness
Schedule 1B	Existing Permitted Investments
Schedule 1C	Existing Permitted Liens
Schedule 5.3	Consents, Etc.
Schedule 5.5	Actions Before Governmental Authorities
Schedule 5.8	Tax Matters
Schedule 5.9	Intellectual Property Claims
Schedule 5.10	Intellectual Property
Schedule 5.11	Borrower Products
Schedule 5.14	Capitalization

ADDENDUM 1 to LOAN AND SECURITY AGREEMENT

(a)                                 Borrower’s Business.  For purposes of this Addendum 1, Borrower shall be deemed to include its “affiliates” as defined in Title 13 Code of Federal Regulations Section 121.103.  Borrower represents and warrants to Lender as of the Closing Date and covenants to Lender for a period of one year after the Closing Date with respect to subsections 2, 3, 4, 5, 6 and 7 below, as follows:

1.                                      Size Status.  Borrower does not have tangible net worth in excess of $18 million or average net income after Federal income taxes (excluding any carry-over losses) for the preceding two completed fiscal years in excess of $6 million;

2.                                      No Relender.  Borrower’s primary business activity does not involve, directly or indirectly, providing funds to others, purchasing debt obligations, factoring, or long-term leasing of equipment with no provision for maintenance or repair;

3.                                      No Passive Business.  Borrower is engaged in a regular and continuous business operation (excluding the mere receipt of payments such as dividends, rents, lease payments, or royalties).  Borrower’s employees are carrying on the majority of day to day operations.  Borrower will not pass through substantially all of the proceeds of the Loan to another entity;

4.                                      No Real Estate Business.  Borrower is not classified under Major Group 65 (Real Estate) or Industry No. 1531 (Operative Builders) of the SIC Manual.  The proceeds of the Loan will not be used to acquire or refinance real property unless Borrower (x) is acquiring an existing property and will use at least 51 percent of the usable square footage for its business purposes; (y) is building or renovating a building and will use at least 67 percent of the usable square footage for its business purposes; or (z) occupies the subject property and uses at least 67 percent of the usable square footage for its business purposes.

5.                                      No Project Finance.  Borrower’s assets are not intended to be reduced or consumed, generally without replacement, as the life of its business progresses, and the nature of Borrower’s business does not require that a stream of cash payments be made to the business’s financing sources, on a basis associated with the continuing sale of assets (e.g., real estate development projects and oil and gas wells).  The primary purpose of the Loan is not to fund production of a single item or defined limited number of items,

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generally over a defined production period, where such production will constitute the majority of the activities of Borrower (e.g., motion pictures and electric generating plants).

6.                                      No Farm Land Purchases.  Borrower will not use the proceeds of the Loan to acquire farm land which is or is intended to be used for agricultural or forestry purposes, such as the production of food, fiber, or wood, or is so taxed or zoned.

7.                                      No Foreign Investment.  The proceeds of the Loan will not be used substantially for a foreign operation.  At the time of the Loan, Borrower will not have more than 49 percent of its employees or tangible assets located outside the United States.  The representation in this subsection (7) is made only as of the date hereof and shall not continue for one year as contemplated in the first sentence of this Section 1.

(b)                                 Small Business Administration Documentation.  Lender acknowledges that Borrower completed, executed and delivered to Lender SBA Forms 480, 652 and 1031 (Parts A and B) together with a business plan showing Borrower’s financial projections (including balance sheets and income and cash flows statements) for the period described therein and a written statement (whether included in the purchase agreement or pursuant to a separate statement) from Lender regarding its intended use of proceeds from the sale of securities to Lender (the “Use of Proceeds Statement”).  Borrower represents and warrants to Lender that the information regarding Borrower and its affiliates set forth in the SBA Form 480, Form 652 and Form 1031 and the Use of Proceeds Statement delivered as of the Closing Date is accurate and complete.

(c)                                  Inspection.  The following covenants contained in this Section (c) are intended to supplement and not to restrict the related provisions of the Loan Documents.  Subject to the preceding sentence, Borrower will permit, for so long as Lender holds any debt or equity securities of Borrower, Lender or its representative, at Lender’ expense, and examiners of the SBA to visit and inspect the properties and assets of Borrower, to examine its books of account and records, and to discuss Borrower’s affairs, finances and accounts with Borrower’s officers, senior management and accountants, all at such reasonable times as may be requested by Lender or the SBA.

(d)                                 Annual Assessment.  Promptly after the end of each calendar year (but in any event prior to February 28 of each year) and at such other times as may be reasonably requested by Lender, Borrower will deliver to Lender a written assessment of the economic impact of Lender’ investment in Borrower, specifying the full-time equivalent jobs created or retained in connection with the investment, the impact of the investment on the businesses of Borrower in terms of expanded revenue and taxes, other economic benefits resulting from the investment (such as technology development or commercialization, minority business development, or expansion of exports) and such other information as may be required regarding Borrower in connection with the filing of

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Lender’s SBA Form 468.   Lender will assist Borrower with preparing such assessment.  In addition to any other rights granted hereunder, Borrower will grant Lender and the SBA access to Borrower’s books and records for the purpose of verifying the use of such proceeds.  Borrower also will furnish or cause to be furnished to Lender such other information regarding the business, affairs and condition of Borrower as Lender may from time to time reasonably request.

(e)                                  Use of Proceeds.  Borrower will use the proceeds from the Loan only for purposes set forth in Section 7.14.  Borrower will deliver to Lender from time to time promptly following Lender’s request, a written report, certified as correct by Borrower’s Chief Financial Officer, verifying the purposes and amounts for which proceeds from the Loan have been disbursed.  Borrower will supply to Lender such additional information and documents as Lender reasonably requests with respect to its use of proceeds and will permit Lender and the SBA to have access to any and all Borrower records and information and personnel as Lender deems necessary to verify how such proceeds have been or are being used, and to assure that the proceeds have been used for the purposes specified in Section 7.14.

(f)                                   Activities and Proceeds.  Neither Borrower nor any of its affiliates (if any) will engage in any activities or use directly or indirectly the proceeds from the Loan for any purpose for which a small business investment company is prohibited from providing funds by the SBIC Act, including 13 C.F.R. §107.720.  Without obtaining the prior written approval of Lender, Borrower will not change within 1 year of the date hereof, Borrower’s current business activity to a business activity which a licensee under the SBIC Act is prohibited from providing funds by the SBIC Act.

(g)                                  Compliance and Resolution.   Borrower agrees that a failure to comply with Borrower’s obligations under this Addendum, or any other set of facts or circumstances where it has been asserted by any governmental regulatory agency (or Lender believes that there is a substantial risk of such assertion) that Lender and its affiliates are not entitled to hold, or exercise any significant right with respect to, any securities issued to Lender by Borrower, will constitute a breach of the obligations of Borrower under the financing agreements between Borrower and Lender.  In the event of (i) a failure to comply with Borrower’s obligations under this Addendum; or (ii) an assertion by any governmental regulatory agency (or Lender believes that there is a substantial risk of such assertion) of a failure to comply with Borrower’s obligations under this Addendum, then (i) Lender and Borrower will meet and resolve any such issue in good faith to the satisfaction of Borrower, Lender, and any governmental regulatory agency, and (ii) upon request of Lender, Borrower will cooperate and assist with any assignment of the financing agreements from Hercules Technology III, L.P. to Hercules Technology Growth Capital, Inc.

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EXHIBIT A

ADVANCE REQUEST

To: Lender:	Date:	June , 2013

Hercules Technology III, L.P.

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Facsimile:  650-473-9194

Attn:

Rockwell Medical, Inc. (“Borrower”) hereby requests from Hercules Technology III, L.P. (“Lender”) an Advance in the amount of Twenty Million Dollars ($20,000,000.00) on June 14, 2013 (the “Advance Date”) pursuant to the Loan and Security Agreement between Borrower and Lender (the “Agreement”). Capitalized words and other terms used but not otherwise defined herein are used with the same meanings as defined in the Agreement.

Please:

(a)                                 Issue a check payable to Borrower

or

(b)                                 Wire Funds to Borrower’s account

Bank:
Address:

ABA Number:
Account Number:
Account Name:

Borrower represents that the conditions precedent to the Advance set forth in the Agreement are satisfied and shall be satisfied upon the making of such Advance, including but not limited to:  (i) that no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing; (ii) that the representations and warranties set forth in the Agreement are and shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date; (iii) that Borrower is in compliance with all the terms and provisions set forth in each Loan Document on its part to be observed or performed; and (iv) that as of the Advance Date, no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default under the Loan Documents.  Borrower understands and acknowledges that Lender has the right to review the financial information supporting this representation and, based upon such review in its sole discretion, Lender may decline to fund the requested Advance.

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Borrower hereby represents that Borrower’s corporate status and locations have not changed since the date of the Agreement or, if the Attachment to this Advance Request is completed, are as set forth in the Attachment to this Advance Request.

Borrower agrees to notify Lender promptly before the funding of the Loan if any of the matters which have been represented above shall not be true and correct on the Borrowing Date and if Lender has received no such notice before the Advance Date then the statements set forth above shall be deemed to have been made and shall be deemed to be true and correct as of the Advance Date.

Executed as of June     , 2013.

BORROWER: ROCKWELL MEDICAL, INC.

SIGNATURE:
TITLE:
PRINT NAME:

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ATTACHMENT TO ADVANCE REQUEST

Dated:

Borrower hereby represents and warrants to Lender that Borrower’s current name and organizational status is as follows:

Name:	Rockwell Medical, Inc.

Type of organization:	Corporation

State of organization:	Michigan

Organization file number:

Borrower hereby represents and warrants to Lender that the street addresses, cities, states and postal codes of its current locations are as follows:

EXHIBIT B

SECURED TERM PROMISSORY NOTE

$[ ],000,000	Advance Date: , 20[ ]
Maturity Date: , 20[ ]

FOR VALUE RECEIVED, [                                                     ], a [                 ] corporation, for itself and each of its Subsidiaries (the “Borrower”) hereby promises to pay to the order of Hercules Technology III, L.P., a Delaware limited partnership or the holder of this Note (the “Lender”) at 400 Hamilton Avenue, Suite 310, Palo Alto, CA 94301 or such other place of payment as the holder of this Secured Term Promissory Note (this “Promissory Note”) may specify from time to time in writing, in lawful money of the United States of America, the principal amount of Twenty Million Dollars ($20,000,000) or such other principal amount as Lender has advanced to Borrower, together with interest at a floating rate equal to the greater of either (i) 12.50% plus the prime rate as reported in The Wall Street Journal, and if not reported, then the prime rate next reported in the Wall Street Journal,  minus 3.25%, or (ii) 12.50%, with interest computed daily based on the actual number of days in each month.

This Promissory Note is the Note referred to in, and is executed and delivered in connection with, that certain Loan and Security Agreement dated [                  ], 20[  ], by and between Borrower and Lender (as the same may from time to time be amended, modified or supplemented in accordance with its terms, the “Loan Agreement”), and is entitled to the benefit and security of the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement), to which reference is made for a statement of all of the terms and conditions thereof.  All payments shall be made in accordance with the Loan Agreement.  All terms defined in the Loan Agreement shall have the same definitions when used herein, unless otherwise defined herein.  An Event of Default under the Loan Agreement shall constitute a default under this Promissory Note.

Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest under the UCC or any applicable law.   Borrower agrees to make all payments under this Promissory Note without setoff, recoupment or deduction and regardless of any counterclaim or defense.  This Promissory Note has been negotiated and delivered to Lender and is payable in the State of California.  This Promissory Note shall be governed by and construed and enforced in accordance with, the laws of the State of California, excluding any conflicts of law rules or principles that would cause the application of the laws of any other jurisdiction.

BORROWER FOR ITSELF AND
ON BEHALF OF ITS SUBSIDIARIES:	[ ]

By:
Title:

EXHIBIT C

NAME, LOCATIONS, AND OTHER INFORMATION FOR BORROWER

1.  Borrower represents and warrants to Lender that Borrower’s current name and organizational status as of the Closing Date is as follows:

Name:	Rockwell Medical, Inc.

Type of organization:	Corporation

State of organization:	Michigan

Organization file number:

2.  Borrower represents and warrants to Lender that for five (5) years prior to the Closing Date, Borrower did not do business under any other name or organization or form except the following:

Name:

Used during dates of:

Type of Organization:

State of organization:

Organization file Number:

Borrower’s fiscal year ends on

Borrower’s federal employer tax identification number is:

3.  Borrower represents and warrants to Lender that its chief executive office is located at                               .

EXHIBIT D

BORROWER’S PATENTS, TRADEMARKS, COPYRIGHTS AND LICENSES

See Schedule 5.10

EXHIBIT E

BORROWER’S DEPOSIT ACCOUNTS AND INVESTMENT ACCOUNTS

Institution Name and Address	Account Number	Average Balance in Account		Name of Account Owner
Bank of America	[omitted]	$	[omitted]	Rockwell Medical, Inc.
Morgan Stanley	[omitted]	$	[omitted]	Rockwell Medical, Inc.

EXHIBIT F

COMPLIANCE CERTIFICATE

Hercules Technology III, L.P.
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301

Reference is made to that certain Loan and Security Agreement dated June 14, 2013 and all ancillary documents entered into in connection with such Loan and Security Agreement all as may be amended from time to time, (hereinafter referred to collectively as the “Loan Agreement”) between Hercules Technology III, L.P. (“Hercules”) as Lender and Rockwell Medical, Inc. (the “Company”) as Borrower. All capitalized terms not defined herein shall have the same meaning as defined in the Loan Agreement.

The undersigned is an Officer of the Company, knowledgeable of all Company financial matters, and is authorized to provide certification of information regarding the Company; hereby certifies that in accordance with the terms and conditions of the Loan Agreement, the Company is in compliance for the period ending                        of all covenants, conditions and terms and hereby reaffirms that all representations and warranties contained therein are true and correct on and as of the date of this Compliance Certificate with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, or as disclosed in the schedule attached to this Compliance Certificate, after giving effect in all cases to any standard(s) of materiality contained in the Loan Agreement as to such representations and warranties.  Attached are the required documents supporting the above certification.  The undersigned further certifies that these are prepared in accordance with GAAP (except for the absence of footnotes with respect to unaudited financial statement and subject to normal year end adjustments) and are consistent from one period to the next except as explained below.

REPORTING REQUIREMENT	REQUIRED	CHECK IF ATTACHED

Interim Financial Statements	Monthly within 30 days

Interim Financial Statements	Quarterly within 45 days

Audited Financial Statements	FYE within 150 days

Very Truly Yours,

ROCKWELL MEDICAL, INC.

By:

Name:

Its:

EXHIBIT G

FORM OF JOINDER AGREEMENT

This Joinder Agreement (the “Joinder Agreement”) is made and dated as of [            ], 20[  ], and is entered into by and between                                    ., a                        corporation (“Subsidiary”), and HERCULES TECHNOLOGY III, L.P., a Delaware limited partnership,  as a Lender.

RECITALS

A.  Subsidiary’s Affiliate, Rockwell Medical, Inc. (“Company”) has entered into that certain Loan and Security Agreement dated June 14, 2013, with Lender, as such agreement may be amended (the “Loan Agreement”), together with the other agreements executed  and delivered in connection therewith;

B.  Subsidiary acknowledges and agrees that it will benefit both directly and indirectly from Company’s execution of the Loan Agreement and the other agreements executed and delivered in connection therewith;

AGREEMENT

NOW THEREFORE, Subsidiary and Lender agree as follows:

1.              The recitals set forth above are incorporated into and made part of this Joinder Agreement.  Capitalized terms not defined herein shall have the meaning provided in the Loan Agreement.

2.              By signing this Joinder Agreement, Subsidiary shall be bound by the terms and conditions of the Loan Agreement the same as if it were the Borrower (as defined in the Loan Agreement) under the Loan Agreement, mutatis mutandis, provided however, that Lender shall have no duties, responsibilities or obligations to Subsidiary arising under or related to the Loan Agreement or the other agreements executed and delivered in connection therewith.  Rather, to the extent that Lender has any duties, responsibilities or obligations arising under or related to the Loan Agreement or the other agreements executed and delivered in connection therewith, those duties, responsibilities or obligations shall flow only to Company and not to Subsidiary or any other person or entity.  By way of example (and not an exclusive list): (a) Lender’s providing notice to Company in accordance with the Loan Agreement or as otherwise agreed between Company and Lender shall be deemed provided to Subsidiary; (b) a Lender’s providing an Advance to Company shall be deemed an Advance to Subsidiary; and (c) Subsidiary shall have no right to request an Advance or make any other demand on Lender.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE TO JOINDER AGREEMENT]

SUBSIDIARY:

.

By:
Name:
Title:

Address:

Telephone:
Facsimile:

HERCULES TECHNOLOGY III, L.P.,
a Delaware limited partnership

By:	Hercules Technology SBIC Management, LLC,
its General Partner

By:	Hercules Technology Growth Capital, Inc.,
its Manager

By:
Name:
Title:

Address:
400 Hamilton Ave., Suite 310
Palo Alto, CA 94301
Facsimile: 650-473-9194
Telephone: 650-289-3060

EXHIBIT H

ACH DEBIT AUTHORIZATION AGREEMENT

Hercules Technology III, L.P.
400 Hamilton Avenue, Suite 310
Palo Alto, CA  94301

Re:  Loan and Security Agreement dated June 14, 2013, between Rockwell Medical, Inc. (“Borrower”) and Hercules Technology III, L.P. (“Company”) (the “Agreement”)

In connection with the above referenced Agreement, the Borrower hereby authorizes the Company to initiate debit entries for the periodic payments due under the Agreement to the Borrower’s account indicated below.  The Borrower authorizes the depository institution named below to debit to such account.

Depository Name	Branch

City	State and Zip Code

Transit/ABA Number	Account Number

This authority will remain in full force and effect so long as any amounts are due under the Agreement.

ROCKWELL MEDICAL, INC.
(Borrower)

By:

Schedule 1A—Existing Permitted Indebtedness

Name and Address of Lender	Original Principal Amount/ Principal Outstanding	Maturity Date	Secured/Unsecured (if secured, complete 6(b))
Canon Financial Services 14904 Collections Center Dr., Chicago, IL 60693	$8,688/$1,168	08/10/2013	Secured

Schedule 1C—Existing Permitted Liens

Name of Holder of Lien/Encumbrance	Description of Property Encumbered	Name of Company/Subsidiary

Canon Financial Services	Copier in Texas	Rockwell Medical, Inc.

Penske Truck Leasing Co LP	Tractors & Trailers	Rockwell Transportation, Inc.

Ryder Transportation Services	Tractors & Trailers	Rockwell Transportation, Inc.

De Lage Landen	Forklifts	Rockwell Medical, Inc.

Crown Credit Company	Forklifts	Rockwell Medical, Inc.

Raymond Leasing Corporation	Forklifts	Rockwell Medical, Inc.

Toyota Financial Services	Forklifts	Rockwell Medical, Inc.

Schedule 5.10—Intellectual Property

Issued Patents Owned by Rockwell Medical, Inc.

MGB Matter No.	Title	Country	Appl’n No	Patent No	Filing Date	Issue Date
32053/47196 US	Method and Apparatus for Preparing Liquid Dialysate	United States	09/810,770	6,395,180	09/17/1999	05/28/2002
32053/47196 CA	Method and Apparatus for Preparing Liquid Dialysate	Canada	2344548	2344548	09/17/1999	03/13/2007
32053/47197 US	Packaging of Ferric Pyrophosphate for Dialysis	United States	11/179376	7,857,977	07/12/2005	12/28/2010
32053/47198 US	Methods For The Preparation And Use Of Ferric Pyrophosphate Citrate Chelate Compositions	United States	12/138018	7,816,404	06/12/2008	10/19/2010
32053/47198 CA	Methods For The Preparation And Use Of Ferric Pyrophosphate Citrate Chelate Compositions	Canada	2638081	2,638,081	07/17/2008	07/10/2012
32053/47198 EP	Methods For The Preparation And Use Of Ferric Pyrophosphate Citrate Chelate Compositions	European Patent Convention	08159949.0	EP2016940	07/08/2008	04/25/2012

32053/47198 EP	Methods For The Preparation And Use Of Ferric Pyrophosphate Citrate Chelate Compositions	Austria	08159949.0	EP2016940	07/08/2008	04/25/2012
32053/47198 EP	Methods For The Preparation And Use Of Ferric Pyrophosphate Citrate Chelate Compositions	Belgium	08159949.0	EP2016940	07/08/2008	04/25/2012
32053/47198 EP	Methods For The Preparation And Use Of Ferric Pyrophosphate Citrate Chelate Compositions	Bulgaria	08159949.0	EP2016940	07/08/2008	04/25/2012

MGB Matter No.	Title	Country	Appl’n No	Patent No	Filing Date	Issue Date
32053/47198 EP	Methods For The Preparation And Use Of Ferric Pyrophosphate Citrate Chelate Compositions	Cyprus	08159949.0	EP2016940	07/08/2008	04/25/2012
32053/47198 EP	Methods For The Preparation And Use Of Ferric Pyrophosphate Citrate Chelate Compositions	Czech Republic	08159949.0	EP2016940	07/08/2008	04/25/2012
32053/47198 EP	Methods For The Preparation And Use Of Ferric Pyrophosphate Citrate Chelate Compositions	Denmark	08159949.0	EP2016940	07/08/2008	04/25/2012
32053/47198 EP	Methods For The Preparation And Use Of Ferric Pyrophosphate Citrate Chelate Compositions	Estonia	08159949.0	EP2016940	07/08/2008	04/25/2012
32053/47198 EP	Methods For The Preparation And Use Of Ferric Pyrophosphate Citrate Chelate Compositions	Finland	08159949.0	EP2016940	07/08/2008	04/25/2012

32053/47198 EP	Methods For The Preparation And Use Of Ferric Pyrophosphate Citrate Chelate Compositions	France	08159949.0	EP2016940	07/08/2008	04/25/2012
32053/47198 EP	Methods For The Preparation And Use Of Ferric Pyrophosphate Citrate Chelate Compositions	Germany	08159949.0	EP2016940	07/08/2008	04/25/2012
32053/47198 EP	Methods For The Preparation And Use Of Ferric Pyrophosphate Citrate Chelate Compositions	Great Britain	08159949.0	EP2016940	07/08/2008	04/25/2012

MGB Matter No.	Title	Country	Appl’n No	Patent No	Filing Date	Issue Date
32053/47198 EP	Methods For The Preparation And Use Of Ferric Pyrophosphate Citrate Chelate Compositions	Greece	08159949.0	EP2016940	07/08/2008	04/25/2012
32053/47198 EP	Methods For The Preparation And Use Of Ferric Pyrophosphate Citrate Chelate Compositions	Hungary	08159949.0	EP2016940	07/08/2008	04/25/2012
32053/47198 EP	Methods For The Preparation And Use Of Ferric Pyrophosphate Citrate Chelate Compositions	Iceland	08159949.0	EP2016940	07/08/2008	04/25/2012
32053/47198 EP	Methods For The Preparation And Use Of Ferric Pyrophosphate Citrate Chelate Compositions	Ireland	08159949.0	EP2016940	07/08/2008	04/25/2012
32053/47198 EP	Methods For The Preparation And Use Of Ferric Pyrophosphate Citrate Chelate Compositions	Italy	08159949.0	EP2016940	07/08/2008	04/25/2012

32053/47198 EP	Methods For The Preparation And Use Of Ferric Pyrophosphate Citrate Chelate Compositions	Latvia	08159949.0	EP2016940	07/08/2008	04/25/2012
32053/47198 EP	Methods For The Preparation And Use Of Ferric Pyrophosphate Citrate Chelate Compositions	Lithuania	08159949.0	EP2016940	07/08/2008	04/25/2012
32053/47198 EP	Methods For The Preparation And Use Of Ferric Pyrophosphate Citrate Chelate Compositions	Luxembourg	08159949.0	EP2016940	07/08/2008	04/25/2012

MGB Matter No.	Title	Country	Appl’n No	Patent No	Filing Date	Issue Date
32053/47198 EP	Methods For The Preparation And Use Of Ferric Pyrophosphate Citrate Chelate Compositions	Monaco	08159949.0	EP2016940	07/08/2008	04/25/2012
32053/47198 EP	Methods For The Preparation And Use Of Ferric Pyrophosphate Citrate Chelate Compositions	Netherlands	08159949.0	EP2016940	07/08/2008	04/25/2012
32053/47198 EP	Methods For The Preparation And Use Of Ferric Pyrophosphate Citrate Chelate Compositions	Norway	08159949.0	EP2016940	07/08/2008	04/25/2012
32053/47198 EP	Methods For The Preparation And Use Of Ferric Pyrophosphate Citrate Chelate Compositions	Poland	08159949.0	EP2016940	07/08/2008	04/25/2012
32053/47198 EP	Methods For The Preparation And Use Of Ferric Pyrophosphate Citrate Chelate Compositions	Portugal	08159949.0	EP2016940	07/08/2008	04/25/2012

32053/47198 EP	Methods For The Preparation And Use Of Ferric Pyrophosphate Citrate Chelate Compositions	Romania	08159949.0	EP2016940	07/08/2008	04/25/2012
32053/47198 EP	Methods For The Preparation And Use Of Ferric Pyrophosphate Citrate Chelate Compositions	Spain	08159949.0	EP2016940	07/08/2008	04/25/2012
32053/47198 EP	Methods For The Preparation And Use Of Ferric Pyrophosphate Citrate Chelate Compositions	Sweden	08159949.0	EP2016940	07/08/2008	04/25/2012

MGB Matter No.	Title	Country	Appl’n No	Patent No	Filing Date	Issue Date
32053/47198 EP	Methods For The Preparation And Use Of Ferric Pyrophosphate Citrate Chelate Compositions	Switzerland/Liec htenstein	08159949.0	EP2016940	07/08/2008	04/25/2012
32053/47198 EP	Methods For The Preparation And Use Of Ferric Pyrophosphate Citrate Chelate Compositions	Turkey	08159949.0	EP2016940	07/08/2008	04/25/2012

Pending Applications Owned by Rockwell Medical, Inc.

MGB Matter No.	Title	Country	Appl’n No	Filing Date
32053/47198 JP	Methods For The Preparation And Use Of Ferric Pyrophosphate Citrate Chelate Compositions	Japan	2008-186771	07/18/2008

Issued Patents Licensed to Rockwell Medical, Inc.

MGB Matter No.	Title	Country	Appl’n No	Patent No	Filing Date	Issue Date
32050/47188 US	Method and Pharmaceutical Composition for Iron Delivery in Hemodialysis and Peritoneal Dialysis Patients	United States	09/341,032	6,779,468	12/30/1997	8/24/2004
32050/47188 AU	Method and Pharmaceutical Composition for Iron Delivery in	Australia	56172/98	736053	12/30/1997	11/8/2001
32050/47188 EP	Method and Pharmaceutical Composition for Iron Delivery in Hemodialysis and Peritoneal Dialysis Patients	Austria	9795298.7	EP0951470	12/30/1997	11/30/2005
32050/47188 EP	Method and Pharmaceutical Composition for Iron Delivery in Hemodialysis and Peritoneal Dialysis Patients	Belarus	9795298.7	002479	12/30/1997	6/27/2002
32050/47188EP	Method and Pharmaceutical Composition for Iron Delivery in Hemodialysis and Peritoneal Dialysis Patients	Belgium	9795298.7	EP0951470	12/30/1997	11/30/2005
32050/47188 CA	Method and Pharmaceutical Composition for Iron Delivery in Hemodialysis and Peritoneal Dialysis Patients	Canada	2276442	2276442	12/30/1997	1/17/2012

32050/47188 EP	Method and Pharmaceutical Composition for Iron Delivery in Hemodialysis and Peritoneal Dialysis Patients	Denmark	9795298.7	EP0951470	12/30/1997	11/30/2005
32050/47188 EP	Method and Pharmaceutical Composition for Iron Delivery in Hemodialysis and Peritoneal Dialysis Patients	European Patent Convention	9795298.7	EP0951470	12/30/1997	11/30/2005
32050/47188 EA	Method and Pharmaceutical Composition for Iron Delivery in Hemodialysis and Peritoneal Dialysis Patients	Eurasia	199900609	002479	12/30/1997	6/27/2002
32050/47188 EP	Method and Pharmaceutical Composition for Iron Delivery in Hemodialysis and Peritoneal Dialysis Patients	Finland	9795298.7	EP0951470	12/30/1997	11/30/2005
32050/47188 EP	Method and Pharmaceutical Composition for Iron Delivery in Hemodialysis and Peritoneal Dialysis Patients	France	9795298.7	EP0951470	12/30/1997	11/30/2005
32050/47188 DE	Method and Pharmaceutical Composition for Iron Delivery in Hemodialysis and Peritoneal Dialysis Patients	Germany	9795298.7	69734781.8	12/30/1997	11/30/2005

MGB Matter No.	Title	Country	Appl’n No	Patent No	Filing Date	Issue Date
32050/47188 EP	Method and Pharmaceutical Composition for Iron Delivery in Hemodialysis and Peritoneal Dialysis Patients	Greece	9795298.7	EP0951470	12/30/1997	11/30/2005
32050/47188 HK	Method and Pharmaceutical Composition for Iron Delivery in Hemodialysis and Peritoneal Dialysis Patients	Hong Kong	9795298.7	HK1023350	4/26/2000	3/3/2006
32050/47188 EP	Method and Pharmaceutical Composition for Iron Delivery in Hemodialysis and Peritoneal Dialysis Patients	Ireland	9795298.7	EP0951470	12/30/1997	11/30/2005
32050/47188 EP	Method and Pharmaceutical Composition for Iron Delivery in Hemodialysis and Peritoneal Dialysis Patients	Italy	9795298.7	EP0951470	12/30/1997	11/30/2005
32050/47188 JP	Method and Pharmaceutical Composition for Iron Delivery in Hemodialysis and Peritoneal Dialysis Patients	Japan	10-230148	3955639	12/30/1997	5/11/2007
32050/47188 MX	Method and Pharmaceutical Composition for Iron Delivery in Hemodialysis and Peritoneal Dialysis Patients	Mexico	A/1999/006187	249918	12/30/1997	10/5/2007
32050/47188 EP	Method and Pharmaceutical Composition for Iron Delivery in Hemodialysis and Peritoneal Dialysis Patients	Netherlands	9795298.7	EP0951470	12/30/1997	11/30/2005
32050/47188 NZ	Method and Pharmaceutical Composition for Iron Delivery in Hemodialysis and Peritoneal Dialysis Patients	New Zealand	336319	336319	12/30/1997	4/5/2001
32050/47188 EP	Method and Pharmaceutical Composition for Iron Delivery in Hemodialysis and Peritoneal Dialysis Patients	Norway	9795298.7	317873	12/30/1997	12/27/2004
32050/47188 EP	Method and Pharmaceutical Composition for Iron Delivery in Hemodialysis and Peritoneal Dialysis Patients	Poland	9795298.7	191377	12/30/1997	11/24/2005

32050/47188 EP	Method and Pharmaceutical Composition for Iron Delivery in Hemodialysis and Peritoneal Dialysis Patients	Portugal	9795298.7	EP0951470	12/30/1997	11/30/2005
32050/47188 RU	Method and Pharmaceutical Composition for Iron Delivery in Hemodialysis and Peritoneal Dialysis Patients	Russian Federation	1999900609	002479	12/30/1997	6/27/2002

MGB Matter No.	Title	Country	Appl’n No	Patent No	Filing Date	Issue Date
32050/47188 EP	Method and Pharmaceutical Composition for Iron Delivery in Hemodialysis and Peritoneal Dialysis Patients	Spain	9795298.7	EP0951470	12/30/1997	11/30/2005
32050/47188 EP	Method and Pharmaceutical Composition for Iron Delivery in Hemodialysis and Peritoneal Dialysis Patients	Sweden	9795298.7	EP0951470	12/30/1997	11/30/2005
32050/47188 EP	Method and Pharmaceutical Composition for Iron Delivery in Hemodialysis and Peritoneal Dialysis Patients	Switzerland	9795298.7	EP0951470	12/30/1997	11/30/2005
32050/47188 EP	Iron Delivery in Hemodialysis and Peritoneal Dialysis Patients	Turkey	9795298.7	TR 199901518B	12/30/1997	12/22/2008
32050/47188A JP	Method And Pharmaceutical Composition For Iron Delivery In Hemodialysis And Peritoneal Dialysis Patients	Japan	2007-004535	4753379	12/30/1997	6/3/2011
32050/47199 US	Method and Pharmaceutical Composition for Replacing Iron Losses in Dialysis Patients	United States	08/775,595	6,689,275	12/31/1996	2/10/2004
32050/47200 US	Dialysis Solutions Containing Water Soluble Vitamins and Nutrients	United States	09/367,629	6,537,976	08/06/1998	03/25/2003

Pending Applications Licensed to Rockwell Medical, Inc.

MGB Matter No.	Title	Country	Appl’n No	Filing Date
32050/47188 BR	Method And Pharmaceutical Composition For Iron Delivery In Hemodialysis And Peritoneal Dialysis Patients	Brazil	PI9713653-0	12/30/1997

Provisional Patent Application

MGB Matter No.	Title	Country	Appl’n No	Filing Date
32050/47201 US	Methods of Treating Anemia	US	61/759,531	02/01/2013

Registered Trademarks Owned by Rockwell Medical, Inc.

Serial Number	Reg. Number	Word Mark	Check Status	Live/Dead
78885375	3851758	CITRAPURE	TSDR	LIVE
77155100	3361727	DRI-SATE	TSDR	LIVE
76539654	3029776	RENALPURE	TSDR	LIVE
75712099	2361989	A NEW ATTITUDE IN DIALYSIS	TSDR	LIVE
75712098	2361988	A LITTLE EXTRA EFFORT IS THE DIFFERENCE BETWEEN GOOD AND GREAT	TSDR	LIVE
75462226	2705651	ROCKWELL	TSDR	LIVE
75463275	2560799	ROCKWELL MEDICAL TECHNOLOGIES, INC.	TSDR	LIVE
75462704	2554474	DRI-SATE	TSDR	LIVE
75488441	2351231	STERILYTE	TSDR	LIVE

Schedule 5.14 Capitalization

As of June 17, 2013, Rockwell Medical, Inc. authorized capital stock consists of 2,000,000 preferred shares, none of which were issued or outstanding,  1,416,664 shares of 8.5% non-voting cumulative redeemable Series A Preferred Shares, $1.00 par value, of which none were issued outstanding and 120,000,000 common shares, no par value per share, of which 39,578,359 shares were outstanding.

Rockwell Transportation, Inc. authorized capital stock consists of 60,000 Common Shares of which 1,000 shares are issued and outstanding as of June 17, 2013.